Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SOW GOOD INC.

The undersigned, for purposes of amending the certificate of incorporation of Sow Good Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the “DGCL”) of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The certificate of incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 15, 2024 under the name of the Corporation, and subsequently amended by (i) that certain Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 30, 2026 and (ii) that certain Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 17, 2026 (as amended, the “Certificate of Incorporation”).

SECOND: Article V of the Certificate of Incorporation is hereby amended to replace paragraph C in its entirety with the following:

“C. Action by Stockholders. Any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: Except as amended herein, the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment, and the amendment to the Certificate of Incorporation contained herein, shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on this 10th day of August 2026.

By:	/s/ Yisroel Goldberg
Yisroel Goldberg, Chief Executive Officer